Exhibit 99.1

Donna Karan International Inc.
Index
December 31, 2015 and 2014

Page(s)

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Statements of Operations and Comprehensive Loss	2

Consolidated Balance Sheets	3

Consolidated Statements of Cash Flows	4

Consolidated Statements of Stockholder’s Equity	5

Notes to Consolidated Financial Statements	6–26

Independent Auditor’s Report

The Board of Directors

LVMH Moët Hennessy Louis Vuitton SE

We have audited the accompanying consolidated financial statements of Donna Karan International Inc., which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Donna Karan International Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 22, 2016

Donna Karan International Inc.
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2015, 2014 and 2013

	Years ended December 31,
(U.S. dollars in thousands)	2015	2014	2013
Net revenue	$494,416	$567,840	$579,999
Cost of goods sold	312,666	337,191	351,179
Gross profit	181,750	230,649	228,820
Selling, general and administrative	202,554	215,349	209,543
Restructuring charges	40,207	-	-
Impairments	-	2,039	26,718
Operating profit (loss)	(61,011)	13,261	(7,441)
Other income (loss)	35	(49)	(71)
Foreign currency transaction gain (loss)	(1,766)	(2,541)	645
Interest expense, net	955	638	803
Income (loss) before income taxes	(63,697)	10,033	(7,670)
Income tax expense	11,152	13,308	1,901
Net loss	$(74,849)	$(3,275)	$(9,571)

Other comprehensive income (loss)
Foreign currency translation adjustments	$915	$1,147	$(468)
Other comprehensive income (loss)	915	1,147	(468)
Comprehensive loss	$(73,934)	$(2,128)	$(10,039)

The accompanying notes are an integral part of these consolidated financial statements.

2

Donna Karan International Inc.
Consolidated Balance Sheets
As of December 31, 2015 and 2014

	December 31,
(U.S. dollars in thousands)	2015	2014
Assets
Current assets
Cash and cash equivalents	$3,100	$5,865
Accounts receivable, net of allowances for doubtful accounts, estimated sales returns and other allowances of $21,192 and $25,460 respectively	18,568	43,938
Inventories, net	34,170	49,871
Derivative assets	2,001	4,199
Prepaid expenses	7,404	6,422
Other current assets	510	1,141
Total Current assets	65,753	111,436
Property and equipment, net	19,423	28,594
Other assets	1,237	1,313
Goodwill and intangible assets	363,965	363,965
Deferred tax assets	74	118
Total Assets	$450,452	$505,426

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	36,799	58,259
Accrued expenses and other current liabilities	27,697	14,364
Due to Parent and affiliates, net	60,559	48,786
Borrowings from Parent and affiliates	-	3,022
Income taxes payable	629	-
Derivative liabilities	379	357
Total Current liabilities	126,063	124,788
Deferred tax liabilities	125,218	117,824
Other non-current liabilities	25,440	15,919
Total Liabilities	$276,721	$258,531

Commitments and contingencies (Note 13)

Stockholder’s Equity
Common stock (6,000 shares authorized, issued and outstanding at December 31, 2015 and 2014 at $0.01 par value)	-	-
Preferred stock (1,000 shares authorized, issued and outstanding at December 31, 2015 and 2014 at $0.01 par value)	-	-
Additional paid-in capital	695,510	694,740
Retained earnings	(525,960)	(451,111)
Accumulated other comprehensive income	4,181	3,266
Total Stockholder’s Equity	$173,731	$246,895
Total Liabilities and Stockholder’s Equity	$450,452	$505,426

The accompanying notes are an integral part of these consolidated financial statements.

3

Donna Karan International Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2015, 2014 and 2013

	Years ended December 31,
(U.S. dollars in thousands)	2015	2014	2013
Cash flows from operating activities:
Net loss	$(74,849)	$(3,275)	$(9,571)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	13,731	15,616	14,626
Loss (gain) on disposal of Property and equipment	3,852	673	(168)
Deferred taxes	7,438	9,920	41
Fair value remeasurement of Derivatives	2,220	(6,041)	1,269
Impairment of assets	-	2,039	26,718
Contributions from Parent and affiliates	770	2,714	585
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable, net	25,370	(11,473)	12,007
Decrease (increase) in Inventories, net	15,701	1,174	(10,164)

Decrease (increase) in Prepaid expenses	(982)	1,295	(1,882)
Decrease (increase) in Other current assets	631	(330)	708
Decrease (increase) in Other assets	76	(252)	(6)
Increase (decrease) in Accounts payable	(21,461)	(10,283)	4,409
Increase (decrease) in Accrued expenses and other liabilities	13,333	(7,785)	(3,564)
Increase (decrease) in all other operating activities, net	915	1,147	(468)
Increase (decrease) in Income taxes, net	629	(6,474)	103
Increase (decrease) in other non-current liabilities	9,521	1,336	1,559
Net cash provided by (used in) operating activities	(3,105)	(9,999)	36,202

Cash flows from investing activities:
Additions to Property and equipment	(8,412)	(12,754)	(10,879)
Net cash provided by (used in) investing activities	(8,412)	(12,754)	(10,879)

Cash flows from financing activities:
Increase in (repayment of) borrowings from Parent and affiliates	(3,022)	3,022	-

Net financing activities with Parent and affiliates	11,774	13,624	(22,554)
Net cash provided by (used in) financing activities	8,752	16,646	(22,554)

Net increase (decrease) in Cash and cash equivalents	(2,765)	(6,107)	2,769
Cash and cash equivalents at beginning of year	5,865	11,972	9,203
Cash and cash equivalents at end of year	$3,100	$5,865	$11,972

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$-	$-	$-
Income taxes	$915	$7,587	$1,575

The accompanying notes are an integral part of these consolidated financial statements.

4

Donna Karan International Inc.
Consolidated Statements of Stockholder’s Equity
December 31, 2015 and 2014

(U.S. dollars in thousands)	Common Stock	Preferred Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income / (Loss)	Total Stockholder’s Equity
Balance at December 31, 2012	$-	$-	$691,441	$(438,265)	$2,587	$255,763
Net income (loss)	-	-	-	(9,571)	-	(9,571)
Other comprehensive income (loss)	-	-	-	-	(468)	(468)
Contribution from Parent and affiliates	-	-	585	-	-	585
Balance at December 31, 2013	$-	$-	$692,026	$(447,836)	$2,119	$246,309
Net income (loss)	-	-	-	(3,275)	-	(3,275)
Other comprehensive income (loss)	-	-	-	-	1,147	1,147
Contribution from Parent and affiliates	-	-	2,714	-	-	2,714
Balance at December 31, 2014	$-	$-	$694,740	$(451,111)	$3,266	$246,895
Net income (loss)	-	-	-	(74,849)	-	(74,849)
Other comprehensive income (loss)	-	-	-	-	915	915
Contribution from Parent and affiliates	-	-	770	-	-	770
Balance at December 31, 2015	$-	$-	$695,510	$(525,960)	$4,181	$173,731

The accompanying notes are an integral part of these consolidated financial statements.

5

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

1.	Basis of Presentation

Description of Company

The consolidated financial statements present the assets, liabilities, revenues and expenses related to Donna Karan International Inc. (“DKI” or the “Company”). DKI is wholly owned by its ultimate parent company, LVMH Moet Hennessey Louis Vuitton S.E. (the “Parent” or “LVMH”). DKI engages in the design, marketing, and sale of apparel, accessories and shoes.

DKI’s corporate offices are in the U.S. and has operations in Canada, Holland, Hong Kong, Ireland, Italy, and the United Kingdom.

Basis of Presentation

The consolidated financial statements have been prepared on a standalone basis and are presented in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The consolidated financial statements have been derived from the accounting records of the Parent and reflect the historical results of operations, financial position and cash flows of the Company.

On July 22, 2016, the Parent entered into a definitive agreement to sell the Company to G-III Apparel Group Ltd. (“G-III”) (the “Agreement”). Pursuant to the terms of the Agreement, certain assets and liabilities of the Company are excluded from the transaction (“The Excluded Assets and Liabilities”), which primarily relate to certain leases. The Excluded Assets and Liabilities have been included in the basis of presentation of the consolidated financial statements.

The Company has experienced net losses of $74.8 million for the year ended December 31, 2015 and has negative cash flows from operations for the years ended December 31, 2015 and 2014. During the periods presented, the Parent has provided significant funding to support the restructuring activities in 2015 and other operating activities. The Parent will continue to fund the operating activities of the Company until the closing of the transaction with G-III.

The Parent uses a centralized approach to cash management under which cash deposits are transferred to the Parent on a daily basis and are pooled with other LVMH entities. The centralized approach to cash management was necessary to enable the Company to meet its liquidity needs. This arrangement is not reflective of the manner in which the Company would have been able to finance its operations had it been a standalone business separate from LVMH for the periods presented. The Company’s cash and short-term borrowings balances related to the central pooling arrangement are reflected in Due to Parent and affiliates and Borrowings from Parent and affiliates within the consolidated financial statements.

The Parent provides certain services, such legal, tax accounting, human resources, employees’ benefits and other support services on behalf of the Company. These costs have been allocated to the Company on a specific identification basis or on a percentage of Net revenue. Refer to Note 7 Related Party Transactions for further information on expenses allocated by the Parent and its affiliates to the Company.

For the purpose of these consolidated financial statements, income taxes have been calculated using the separate return method. See Note 11, “Income Taxes” for further information.

The historical financial results in the consolidated financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity during the periods presented. In the opinion of management, the assumptions underlying the historical consolidated financial statements of the Company, including the basis on which the expenses have been allocated from the Parent and other members of LVMH, are reasonable.

However, the allocations may not reflect the expenses that the Company may have incurred as an independent, stand-alone company for the periods presented.

6

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intracompany transactions and balances between and among the Company and its subsidiaries have been eliminated.

2.	Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements are as follows:

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes all cash in banks, cash on-hand and credit card receivables with an original maturity of three months or less. As of December 31, 2015 and 2014, credit card receivables were $1.5 million and $2.1 million, respectively, which generally settle within 2 or 3 business days.

Accounts Receivable, net

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and estimated sales returns and other allowances. Accounts receivable are charged against the allowance for doubtful accounts when deemed uncollectible. The Company estimates an allowance for doubtful accounts on receivable balances based on an analysis of historical data and current circumstances. The allowance for doubtful accounts was $1.6 million and $2.3 million as of December 31, 2015 and 2014, respectively.

Sales returns are determined based on an evaluation of current market conditions and historical returns experience. Other allowances include discounts, markdowns and chargebacks. Discounts are based on open invoices where trade discounts have been extended to customers. Markdowns are based on wholesale customers' sales performance, seasonal negotiations with customers, historical deduction trends and an evaluation of current market conditions. Operational chargebacks are based on deductions taken by customers, net of expected recoveries. Markdowns, excluding sales returns and other allowances, were $15.2 million and $17.6 million for the years ended December 31, 2015 and 2014, respectively. Such provisions, and related recoveries, are reflected in net sales.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred to the customer, pricing is fixed or determinable and collection is reasonably assured. In the case of sales through the Company-owned stores, revenue is recognized at the point of sale when merchandise is sold to the customer. Wholesale revenue is recognized when merchandise is shipped to the customer and title and risk of loss is transferred to the customer. The Company reports its revenue net of anticipated discounts, markdowns, returns and other allowances. The Company bases its estimates for customer discounts, returns, markdowns and other allowances based on a combination of specific identification and historical trends. The actual amount of customer returns and allowances, which is inherently uncertain, may differ from the Company’s estimates.

Income from licensing agreements is recognized when earned. The Company licenses certain of its trademarks to qualified companies for use on various products. These royalties are recorded as earned, based upon the terms stipulated in the licensing agreements. Royalty income included in Net revenue within the Consolidated Statements

7

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

of Operations and Comprehensive Loss amounted to $52.4 million, $61.2 million and $62.5 million in the years ended December 31, 2015, 2014 and 2013, respectively.

Concentration of credit risk

The Company’s trade accounts receivable are exposed to credit risk. However, the risk is limited due to the diversity of the customer base. At December 31, 2015 one customer made up 15% of the Company’s outstanding Accounts receivable balance. At December 31, 2014, one customer made up 26% of the Company’s outstanding Accounts receivable balance. The Company had no single customer who accounted for more than 10% of net revenue for the years ended December 31, 2015, 2014 and 2013.

Inventories

Inventories consist primarily of finished goods and fabric. Inventories are stated at the lower of cost or market, with cost being determined using the weighted average cost method. The Company’s inventory costs include amounts paid to independent manufacturers, plus commissions, duties and freight to bring the goods to the Company’s warehouses, which are located in the United States, The Netherlands, Canada, and Hong Kong. Inventories are recorded net of allowance for risk of obsolescence. The Company estimates the net realizable value based on historical experience, inventory aging, and current and forecasted demand and market conditions.

Goodwill and Other Intangibles

Goodwill is the excess of cost over the fair value of tangible and other intangible net assets acquired. Goodwill is not amortized but tested for impairment annually or in an interim period if certain circumstances indicate a possible impairment may exist. The Company’s annual impairment testing date is December 31st.

Other intangible assets acquired consist primarily of Trademarks and Licenses and have indefinite lives and are not amortized but tested for impairment annually or in an interim period if certain circumstances indicate a possible impairment may exist.

Other intangibles with finite lives, including wholesale customer relationships, are amortized over the estimated useful lives of the assets. All intangible assets with finite lives have been fully amortized as of December 31, 2012.

The Company tests for goodwill impairment at the reporting unit level. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying value. The result of this assessment will determine whether it is necessary to perform the goodwill impairment two-step test.

If the Company determines that it is more likely than not that the fair value of its reporting unit is less than its carrying value, in the first step, the Company compares the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is calculated using a discounted cash flow model. If the fair value exceeds the carrying amount, goodwill is not considered impaired.

If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. In the second step, the Company compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill.

The discounted cash flow analysis requires management to make various judgments, estimates and assumptions, many of which are interdependent, about future revenues, operating margins, growth rates, capital expenditures, working capital and discount rates. The starting point for the assumptions used in the discounted cash flow analysis is the annual long-range financial forecast. The annual planning process that the Company undertakes to prepare the long-range financial forecast takes into consideration a multitude of factors, including historical growth rates and operating performance, related industry trends, macroeconomic conditions, and marketplace data, among others.

8

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Assumptions are also made for perpetual growth rates for periods beyond the long-range financial forecast period. The Company’s estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside of its control.

Intangible assets that are not amortized (trademarks) are tested for impairment at the asset level by comparing the fair value of the asset with its carrying amount.

The significant estimates and assumptions used by management in assessing the recoverability of goodwill, other intangible assets acquired and other long-lived assets are estimated future cash flows, discount rates, growth rates, as well as other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates, based on reasonable and supportable assumptions and projections, require management's subjective judgment. Depending on the assumptions and estimates used, the estimated results of the impairment tests can vary within a range of outcomes.

In addition to annual testing, management uses certain indicators to evaluate whether the carrying values of its long-lived assets may not be recoverable and an interim impairment test may be required. These indicators include (1) current-period operating or cash flow declines consolidated with a history of operating or cash flow declines or a projection/forecast that demonstrates continuing declines in cash flows or the inability to improve the Company’s operations to forecasted levels and (2) a significant adverse change in the business climate, whether structural or technological.

Management has applied what it believes to be the most appropriate valuation methodology for its impairment testing. See Note 6 Goodwill and Intangible assets for further details.

Property and Equipment, net

Property and equipment includes leasehold improvements, furniture and fixtures, computer equipment, and in-store shop displays. Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over their estimated useful life. Leasehold improvements are amortized over the shorter of their estimated useful life or lease term.

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Property, Plant and Equipment the Company reviews the carrying value of long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that would necessitate an impairment assessment include a significant adverse change in the extent or manner in which an asset is used, a significant adverse change in legal factors or the business climate that could affect the value of the asset or a significant decline in the observable market value of an asset, among others.

If such facts indicate a potential impairment, the Company would assess the recoverability of an asset by determining if the carrying value of the asset exceeds the sum of the projected undiscounted cash flows expected to result from the use and eventual disposition of the assets over the remaining economic life of the asset. If the recoverability test indicates that the carrying value of the asset is not recoverable, the Company will estimate the fair value of the asset using appropriate valuation methodologies that would typically include an estimate of discounted cash flows. Any impairment would be measured as the difference between the asset’s carrying amount and its estimated fair value.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 — Income Taxes (“ASC 740”). Income taxes as presented herein attribute current and deferred income taxes of the Parent to the Company’s consolidated financial statements in a manner that is systematic, rational, and consistent with the asset and liability approach prescribed by ASC 740. Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member

9

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

of the consolidated group of the Parent as if the group member was a separate taxpayer and a standalone enterprise. As a result, actual income tax transactions included in the consolidated financial statements of the Parent may not be included in the separate consolidated financial statements of the Company. Similarly, the income tax treatment of certain items reflected in the separate consolidated financial statements of the Company may not be reflected in the consolidated financial statements and income tax returns of the Parent. Therefore, items such as net operating losses, credit carryforwards, uncertain tax positions, other deferred taxes, and valuation allowances may exist in the separate consolidated financial statements that may or may not exist in the Parent’s consolidated financial statements.

The Company only maintains taxes payable to/from the taxing authorities for which the Company files tax returns separate from the Parent. To the extent that amounts are not recoverable, not settled through tax sharing, or not due to taxing authorities, the Company treats these amounts as capital contributions from, or dividends to, the parent company. Under the Parent’s tax sharing agreement, members that join in the consolidated federal or combined/unitary state returns are not paid for the use of their net operating losses. To the extent that the overall consolidated group is in a taxable position, the members with taxable income share proportionately in the tax liability.

Deferred income taxes are recognized for the future tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards, using tax rates in effect for the years in which the differences are expected to reverse.

Cost of Goods Sold

Cost of goods sold includes the expenses incurred to acquire, produce and prepare inventory for sale, including design, product development, production, merchandising and distribution. These costs also include wages, storage, depreciation, freight-in, import costs and commissions. The gross margins may not be directly comparable to those of the Company’s competitors, as income statement classifications of certain expenses may vary by entity.

Shipping and Handling Costs

Shipping and handling costs consist of warehouse facility costs, third-party warehousing, and freight out costs, and are included in selling, general and administrative expense.

Shipping and handling costs included in Selling, general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss were $9.6 million, $9.9 million and $9.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Advertising Costs

The Company expenses advertising costs as incurred and includes these costs in Selling, general and administrative expense within the Consolidated Statements of Operations and Comprehensive Loss. Advertising expense was $25.1 million, $24.2 million and $29.0 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Restructuring Expense

The Company initiated management approved restructuring activities in 2015 to achieve cost savings and to strategically position itself in the market. Costs associated with those activities include employee severance and related benefits, impairments and other related charges. For involuntary separation plans, a liability is recognized when it is probable and reasonably estimable. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability

10

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

recognized as adjustments in the period of change. Estimates are evaluated periodically to determine whether an adjustment is required.

Leases

The Company leases warehousing, executive and sales facilities, retail stores, equipment and vehicles under operating leases, which expire at various dates through fiscal 2026 and have options to renew at varying terms. Certain real estate leases require payment of property taxes, insurance, maintenance costs or advertising costs in addition to rental payments. Certain real estate leases contain rent holidays and predetermined, fixed escalations of minimum rentals. For each of these leases, the Company recognizes the related rent expense in Selling, general and administrative within the Consolidated Statements of Operations and Comprehensive Loss on a straight-line basis commencing on the date of initial possession of the leased property.

In addition to stated minimum payments, certain real estate leases have provisions for contingent rental, which are determined as a percentage of gross sales. The Company records a contingent rent liability in Accrued expenses and other current liabilities on the Consolidated Balance Sheets and the corresponding rent expense on the Consolidated Statements of Operations and Comprehensive Loss when management determines that achieving the specified levels during the fiscal year is probable.

The Company receives tenant-improvement allowances from some of the landlords of its leased properties. These allowances generally are in the form of cash received by the Company from its landlords as part of the negotiated lease terms. The Company records each tenant-improvement allowance in Other non-current liabilities on the Consolidated Balance Sheets and amortizes the allowance on a straight-line basis as a reduction to rent expense over the term of the lease commencing on the possession date.

Fair Value Measurements

The Company’s Accounts receivable, Due to Parent and affiliates, Borrowings from Parent and affiliates and Accounts payable are reported at their carrying values. The carrying values approximate fair value because of their short-term nature.

The fair value measurement provisions required by GAAP establish a fair value hierarchy, which prioritizes the inputs used in measuring fair value into three broad levels as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

•	Level 3 - Unobservable inputs based on the Company’s own assumptions.

Derivatives

The Company, in its normal course of business, has exposure to changes in foreign currency exchange rates related to certain anticipated cash flows principally associated with sales to international customers. The Company uses derivative financial instruments in the form of foreign currency forward contracts to manage this exposure. The Company’s derivatives are not designated as hedging instruments and are accounted for as economic hedges. Derivatives are recognized gross as either assets or liabilities in the Consolidated Balance Sheets and are measured at fair value. Changes in fair value of derivatives not designated as accounting hedges are presented in Net revenue along with the corresponding foreign exchange gains and losses related to the items being hedged within the Consolidated Statements of Operations and Comprehensive Loss. The Company classifies the payments and/or proceeds from the maturity of these derivatives within cash flows from operating activities within the Consolidated Statements of Cash Flows. The Company does not enter into derivative financial instruments for speculative or trading purposes. As of December 31, 2015 and 2014, all of the Company’s derivatives mature within one year.

11

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The Company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. In order to mitigate counterparty credit risk, the Company only enters into contracts with carefully selected financial institutions based upon their credit ratings and certain other financial factors, adhering to established limits for credit exposure.

Foreign Currency

The Company reports its results in U.S. dollars. Gains and losses on the revaluation of intercompany loans that are not of a long-term investment nature are recognized in Foreign Currency Transaction gain/(loss) in the Consolidated Statements of Operations and Comprehensive Loss. Gains or losses resulting from the impact of changes in foreign currency rates on assets and liabilities denominated in a currency other than the functional currency are principally recorded in Net revenue in the Consolidated Statements of Operations and Comprehensive Loss and were $6.5 million, $5.1 million and $(2.5) million for the years ended December 31, 2015, 2014, 2013, respectively.

The Company’s international operations use different functional currencies than the U.S. dollar, which are the local selling currency. In accordance with the authoritative guidance, assets and liabilities of the Company’s foreign operations are translated from foreign currency into U.S. dollars at period-end rates, while income and expenses are translated at the average exchange rates for the period. The related translation adjustments are reflected as a foreign currency translation adjustment in Accumulated Other Comprehensive Income (Loss) within Consolidated Statements of Stockholder’s Equity.

3.	Recently Issued Accounting Pronouncements

In August 2015, the FASB issued ASU 2015-14 “Revenues from Contracts with Customers (Topic 606): Deferral of the Effective Date”, to defer the effective date of ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)” by one year to annual and interim periods beginning after December 15, 2017, and interim periods within those fiscal years for public entities.

The guidance is effective for non-public companies for fiscal years beginning after December 15, 2018, and interim periods beginning after December 15, 2019.  Early adoption is permitted. ASU 2014-09 provides for significant revisions to the recognition of revenue from contracts with customers across various industries. Under the new guidance, entities are required to apply a prescribed 5-step process to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The guidance clarifies two aspects of Topic 606: (i) identifying performance obligations and (ii) the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The amendments in this update are intended to render more detailed implementation guidance with the expectation of reducing the degree of judgment necessary to comply with Topic 606. The Company is evaluating the method and impact, if any, the adoption of this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The main difference between the current requirement under GAAP and ASU 2016-02 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. ASU 2016-02 requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to

12

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). Classification will be based on criteria that are for the most part similar to those applied in current lease accounting. ASU 2016-02 must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transactions will require application of the new guidance at the beginning of the earliest comparative period presented. The guidance is effective for public entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The guidance is effective for non-public companies for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently assessing the potential impact of ASU 2016-02 on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17: Income Taxes (Topic 740) — Balance Sheet Classification of Deferred Taxes. Prior to ASU 2015-17, GAAP required an entity to separate deferred income tax asset and liabilities into current and noncurrent amounts on the balance sheet. ASU 2015-17 requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for public entities for annual and interim periods beginning after December 15, 2016. The guidance is effective for non-public companies for fiscal years beginning after December 15, 2017, and interim periods beginning after December 15, 2018.  Early adoption is permitted. ASU 2015-17 may be applied either prospectively to all deferred tax assets and liabilities or retrospectively to all periods presented. The Company has early adopted the standard on its consolidated financial statements, retrospectively, for all periods presented.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory”. Under this standard, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated.

The standard defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. This guidance is effective for interim and annual periods beginning after December 15, 2016. The guidance is effective for non-public companies for fiscal years beginning after December 15, 2016, and interim periods beginning after December 15, 2017.  Early adoption is permitted and should be applied prospectively. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU 2014-15—Presentation of Financial Statements—Going Concern (Subtopic 205-40), which addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. This accounting guidance is effective for public entities and private company for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of adopting the standard on its consolidated financial statements and related disclosures.

13

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

4.	Inventories, net

Inventories, net consists of:

	December 31,
(U.S. dollars in thousands)	2015	2014
Finished goods	$38,109	$52,182
Raw materials and work-in-process	2,504	8,122
Gross inventory	40,613	60,304
Allowance for obsolescence	(6,443)	(10,433)
Inventories, net	$34,170	$49,871

As of December 31, 2015 and 2014 finished goods inventory primarily consisted of apparel, accessories and shoe merchandise. As of December 31, 2015 and 2014 raw materials and work-in-process inventory primarily consisted of fabric.

5.	Property and Equipment, net

Property and equipment, net consists of:

		December 31,
(U.S. dollars in thousands)		2015	2014

Furniture and fixtures	5 years	$38,516	$40,597
Computer equipment	3-5 years	25,263	24,108
In-store shop displays	2-4 years	10,655	21,100
Leasehold improvements	The lower of 7 years or the lease term	59,235	60,459
Subtotal		133,669	146,264
Less: accumulated depreciation		114,246	117,670
Property and Equipment, net		$19,423	$28,594

Long-lived assets to be held and used are tested for impairment when factors are present that indicate the recorded value of an asset (or asset group) may not be recoverable. The Company recognized fixed asset impairment charges of $0.0 million, $2.0 million and $0.1 million for the years ended December 31, 2015, 2014 and 2013, respectively. The $2.0 million of fixed asset impairment charges in 2014 were primarily related to certain stores' assets (in-store shop displays) that were not considered recoverable based on future cash flow projections.

The Company wrote off $18.5 million and $28.7 million of fixed assets in the years ended December 31, 2015 and 2014, respectively, which were fully depreciated at the time of the write-off.

The Depreciation expense was $13.7 million, $15.6 million and $14.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

14

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

6.	Goodwill and Intangible Assets

Goodwill and Intangible assets consist of:

	December 31,
(U.S. dollars in thousands)	2015	2014
Unamortized intangible assets
Goodwill – Gross	$230,873	$230,873
Less: Accumulated impairment	197,150	197,150
Goodwill, net	$33,723	$33,723

Trademarks and Licenses	330,242	330,242
Goodwill and intangible assets, net	$363,965	$363,965

Goodwill represents the excess of the purchase price over the value assigned to net tangible and identifiable intangible assets of businesses acquired and accounted for under the purchase method. Goodwill has been allocated to the reporting units based upon the relative fair values of the reporting units.

The Company reviews and tests its goodwill and intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may be impaired. The Company estimates the fair value of its reporting units and indefinite-lived intangible assets at each testing date using a discounted cash flow analysis. The discounted cash method, a level 3 fair value measurement, requires that certain assumptions and estimates be made regarding industry and economic factors and future profitability.

The Company did not recognize any goodwill impairment for the years ended December 31, 2015, 2014 and 2013.

The Company also performs an impairment test of its indefinite-lived intangible assets as of the fiscal year-end and more frequently if events or circumstances indicate that the assets may be impaired. For purposes of the indefinite-lived intangible asset impairment analysis, the Company recognized a non-cash impairment charge on its indefinite-lived trademarks for the year ended December 31, 2013 of $26.6 million.

The $26.6 million impairment recognized in the year ended December 31, 2013 was based on the difference between the fair value of the Company's indefinite-lived trademark, calculated using the discounted cash flow method, and its carrying value as of that testing date. After the impairment loss was recognized, the adjusted carrying amount of the indefinite-lived intangible asset became its new accounting basis for subsequent tests. The impairment of the indefinite-lived trademark for the year ended December 31, 2013 was primarily due to a decline in projected financial performance for the asset.

7.	Related Party Transactions

Related Party Revenue

The Company recorded $0.3 million of revenues related to administrative and professional services to affiliates in each of the years ended December 31, 2015, 2014 and 2013 recorded in Other income within the Consolidated Statements of Operations and Comprehensive Loss.

Related Party Receivables and Payables

The table below presents related party receivables and payables:

15

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

	December 31,
(U.S. dollars in thousands)	2015	2014
Due from Parent and affiliates
Operating receivables from Parent and affiliates(1)	$2	$-
Due to Parent and affiliates
Operating payables to Parent and affiliates(1)	$60,561	$48,786
Due to Parent and affiliates, net	$60,559	$48,786

(1)	Operating receivables and payables mainly consisted of cash pooling and other financing arrangements with the Parent and affiliates. These balances are classified as financing activities within the Consolidated Statements of Cash Flows.

Expense Allocations

The Parent provides certain services, such as legal, tax accounting, human resources, employees’ benefits and other support services on behalf of the Company. These costs have been allocated to the Company on a specific identification basis or on a percentage of Net revenue. Management believes the assumptions underlying the consolidated financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the consolidated financial statements may not include all of the actual expenses that would have been incurred by the Company and may not reflect the results of operations, balance sheets and cash flows had it been a stand-alone business during the periods presented. The Company has recorded expense allocations from the Parent of $15.8 million, $19.4 million and $14.9 million in the years ended December 31, 2015, 2014 and 2013, respectively. These costs are included within Selling, general and administrative expenses within the Consolidated Statement of Operations and Comprehensive Loss.

Borrowings from the Parent

On July 21, 2014 the Company entered into a $3.0 million unsecured 6-month loan arrangement with an affiliate, LVMH Finance Belgique SA (“LFB”), at an interest rate of 2.1%. As of December 31, 2015 and 2014, the Company had an outstanding loan payable to LFB of $0.0 and $3.0 million, respectively, which is presented in ‘Borrowings from Parent and affiliates” within the Consolidated Balance Sheets. On January 15, 2015 the Company renewed the loan for $2.9 million at an interest rate of 2.1% for an additional 6 months. The loan was settled by the Company on July 25, 2015.

Related Party Interest Expense

Historically, the Company has had access to funding provided by the Parent and its affiliates. The Company used this funding provided by the Parent and its affiliates to meet its funding requirements after taking into account the cash generated from its operations. The Company recorded related party interest expense on the cash pool and short-term borrowings on the Consolidated Statements of Operations and Comprehensive Loss. Interest cost is charged to the Company from the Parent’s centralized treasury function based on the fixed and floating rates on the Parent’s third-party debt, considering the relevant long-term and short-term funding needs of the Company. The interest rate charged on the related party debt was 0.4% - 2.1% for the years ended December 31, 2015, 2014 and 2013. The Company incurred borrowing costs for related party cost pool and short-term funding arrangements with the Parent of $0.6 million, $0.5 million, and $0.7 million for the years ended December 31, 2015, 2014 and 2013, respectively was recorded in Interest expense, net on the Consolidated Statements of Operations and Comprehensive Loss.

16

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Parent Guarantees

The Parent guarantees certain of the Company’s performance to third parties including letters of credit and leases used in the normal course of business.

Letters of Credit

On December 13, 2004 the Company entered in to a letter of credit facility with a bank for $30.0 million. On December 14, 2011, the Company increased the letter of credit to $40.0 million. The letter of credit acts as a performance bond, with a vendor being the beneficiary, if the Company defaults on its obligations. The Parent has guaranteed the full amount of the facility on behalf of the Company. In exchange for the guarantee, the Company is charged an annual fee of 0.2% by the Parent. The facility is subject to a review by the bank for renewal on a semi-annual basis. Letters of credit outstanding were approximately $16.3 million and $25.2 million at December 31, 2015 and 2014, respectively.

Since 2010, the Company had a letter of credit facility outstanding with another bank of $15.0 million. The Company uses the facility to issue standby letters of credit for certain guarantees to landlords, with the landlords being the beneficiary, if the Company defaults on their lease obligations. The Parent has guaranteed the full amount of the facility on behalf of the Company. In exchange for the guarantee, the Company is charged a fee of 0.2% by the Parent. The letter of credit is automatically extended by the bank on an annual basis until October 31, 2020. Letters of credit outstanding were approximately $1.8 million and $1.3 million at December 31, 2015 and 2014, respectively.

Leases

The Parent guarantees payment to landlords on behalf of the Company for certain leases. In exchange for the guarantee, the Company is charged an annual fee of 0.3% by the Parent.

The fees charged for the Parent’s guarantees were $ 0.2 million in each of the years ended December 31, 2015, 2014 and 2013 in Interest expense, net within the Consolidated Statements of Operations and Comprehensive Loss.

Contributions from Parent and Affiliates

The remainder of the net transfer with the Parent that are not expected to be settled, are reflected in Stockholder’s Equity within Additional Paid-in Capital on the Consolidated Balance Sheets and Consolidated Statement of Stockholder’s Equity and are classified as non-cash operating activities within the Consolidated Statements of Cash Flows.

The following is a summary of the contributions from the Parent and affiliates:

	December 31,
(U.S. dollars in thousands)	2015	2014	2013
Corporate expense allocations (1)	$530	$845	$585
Income and franchise taxes (2)	240	1,869	-
Contributions from Parent and affiliates	$770	$2,714	$585

(1)	Corporate expense allocations include contributions from the Parent and affiliates related to employee compensation costs and shared service support including human resources, accounting and tax, legal and brand strategy.
(2)	Certain income and franchise taxes related to separate tax expense recorded by the Company were paid by the Parent and affiliates on the Company’s behalf.

17

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

8.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of:

	December 31,
(U.S. dollars in thousands)	2015	2014
Restructuring (see Note 9)	$15,228	$-
Employee Compensation	7,039	6,025
Deferred Revenue	943	2,769
Other	4,487	5,570
Accrued expenses and other current liabilities	$27,697	$14,364

9.	Restructuring

During the second quarter of 2015, the Company announced it would discontinue its DKNY Jeans and Donna Karan Collection as separate brands as part of a restructuring plan (the “Restructuring Plan”) to better align its brand strategy. This plan included the consolidation and streamlining of the Company’s processes and a reduction in its global workforce and other expenses. As part of the Restructuring Plan, the Company decided to close certain stores (including the Company’s flagship store in New York) which were vacated during the year ended December 31, 2016.

These actions resulted in restructuring charges related primarily to cash-based severance costs of $34.4 million during the year ended December 31, 2015. The Company does not expect significant future cash-based severance charges to be incurred as the actions under this plan were substantially completed during the 6 months ended December 31, 2015. As of December 31, 2015, the Company had a balance of approximately $23.1 million in accrued expenses, of which $15.2 million is expected to be paid during the year ended December 31, 2016.

All amounts related to the Restructuring Plan were recorded in Restructuring charges within the Consolidated Statements of Operations and Comprehensive Loss.

The following is a summary of the restructuring charges the Company recorded:

(U.S. dollars in thousands)	Asset Impairment	Severance	Lease Costs	Other Exit Costs	Total
Restructuring charge	$4,121	$34,353	$555	$1,178	$40,207
Paid or Utilized	(4,121)	(11,930)	-	(1,046)	(17,097)
Liability as of December 31, 2015	$-	$22,423	$555	$132	$23,110

10.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The fair value accounting guidance outlines a valuation framework, creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures, and prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

18

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Financial assets and (liabilities) measured at fair value are set forth in the table below:

	December 31, 2015			December 31, 2014
(U.S. dollars in thousands)	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Derivative foreign currency contracts		$2,001			$4,199
Total derivative assets		$2,001			$4,199
Liabilities:
Derivative foreign currency contracts		$(379)			$(357)
Total derivative liabilities		$(379)			$(357)

Fair values of the financial assets listed above are determined using inputs that use as their basis readily observable market data that are actively quoted and are validated through external sources, including third-party pricing services and brokers. The foreign currency forward contracts represent gains and losses on derivative contracts, which is the net difference between the U.S. Dollar value to be received or paid at the contracts’ settlement date and the foreign currency to be sold or purchased at the current forward exchange rate. The fair value of the Company’s foreign exchange contracts was determined using the market approach and Level 2 inputs.

The Company’s derivatives are not designated as hedging instruments. As of December 31, 2015 and 2014, the aggregate notional value of the Company's outstanding derivative foreign currency contracts were $65.4 million and $56.0 million, respectively, which was comprised of Canadian Dollar/U.S. Dollar, and Euro/U.S. Dollar currency pairs with contract maturities ranging from one to twelve months. The Company records its gains and losses on derivatives not designated as hedging within Net revenue within the Consolidated Statements of Operations and Comprehensive Loss.

The amount of gains (losses) disclosed within Net revenue in the Consolidated Statement of Operations and Comprehensive Loss are as follows:

Derivatives Not Designated as Hedging	Amount of Gain (Loss) Recognized on Derivatives for the Years Ended December 31,
Instruments	2015	2014	2013
Foreign exchange contracts	$(2,232)	$6,041	$(1,269)

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis

The Company’s non-financial assets, such as goodwill, other intangible assets and property and equipment are only recorded at fair value if an impairment charge is recognized.

The Company recorded an impairment charge of $2.0 million during the year ended December 31, 2014 related to the impairment of Property and Equipment. The Company classified these measurements as Level 3, as the Company used unobservable inputs within the valuation methodologies that were significant to the fair value measurements, and the valuation required management judgment due to the absence of quoted market prices. Refer to Note 5 Property and Equipment, net for additional information.

The Company did not recognize any impairment on its goodwill or intangible assets during the year ended December 31, 2015 and 2014.

19

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

11.	Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 — Income Taxes (“ASC 740”). Income taxes as presented herein attribute current and deferred income taxes of the Parent to the Company’s consolidated financial statements in a manner that is systematic, rational, and consistent with the asset and liability approach prescribed by ASC 740. Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group of the Parent as if the group member was a separate taxpayer and a standalone enterprise. As a result, actual income tax transactions included in the consolidated financial statements of the Parent may not be included in the separate consolidated financial statements of the Company. Similarly, the income tax treatment of certain items reflected in the separate consolidated financial statements of the Company may not be reflected in the consolidated financial statements and income tax returns of the Parent. Therefore, items such as net operating losses, credit carryforwards, uncertain tax positions, other deferred taxes, and valuation allowances may exist in the separate consolidated financial statements that may or may not exist in the Parent’s consolidated financial statements.

The Company only maintains taxes payable to/from the taxing authorities for which the Company files tax returns separate from the Parent. To the extent that amounts are not recoverable, not settled through tax sharing, or not due to taxing authorities, the Company treats these amounts as capital contributions from, or dividends to, the parent company. Under the Parent's tax sharing agreement, members that join in the consolidated federal or combined/unitary state returns are not paid for the use of their net operating losses. To the extent that the overall consolidated group is in a taxable position, the members with taxable income share proportionately in the tax liability.

Income (loss) before provision for income taxes consisted of the following:

	Years Ended December 31,
(U.S. dollars in thousands)	2015	2014	2013
United States	$(63,197)	$(306)	$(9,935)
Outside the United States	(500)	10,339	2,265
Income (loss) before income taxes	$(63,697)	$10,033	$(7,670)

The income tax provision is comprised of the following:

	Years Ended December 31,
(U.S. dollars in thousands)	2015	2014	2013
Federal	$-	$-	$-
State and city	348	387	504
Foreign	3,286	3,146	1,326
Current income tax provision	3,634	3,533	1,830
Federal	7,471	9,141	316
State and city	9	546	(128)
Foreign	38	88	(117)
Deferred income tax provision	7,518	9,775	71
Income tax expense	$11,152	$13,308	$1,901

The tax effects of temporary differences which give rise to significant portions of the Deferred tax assets and liabilities at December 31, 2015 and 2014 are summarized below. As indicated previously under Note 2 Significant

20

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Accounting Policies, the Company is early adopting ASU 2015-17 requiring that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as Other assets and Other non-current liabilities within the Consolidated Balance Sheets.

(U.S. dollars in thousands)	December 31,
	2015	2014
Deferred tax assets
Accruals and reserves	$27,349	$18,292
Fixed assets	15,179	16,141
Net operating loss carryforwards	152,552	124,941
Foreign tax credit carryforwards	11,525	7,983
Other	2,805	5,355
Subtotal	209,410	172,712
Valuation allowance	(209,276)	(172,554)
Total deferred tax assets	$134	$158

Deferred tax liabilities
Goodwill and intangibles	(125,218)	(117,824)
Other	(60)	(40)
Total deferred tax liabilities	$(125,278)	$(117,864)
Net deferred tax assets/(liabilities)	$(125,144)	$(117,706)

Deferred tax valuation allowances increased approximately $36.7 million, $9.1 million, and $6.4 million in 2015, 2014, and 2013, respectively.

The following is a reconciliation of the statutory federal income tax rate to the effective rate reported in the consolidated financial statements:

(U.S. dollars in thousands)	For the Years ended December 31,
	2015	2014	2013
Provision for federal income taxes at 35% statutory rate	$(22,294)	$3,512	$(2,684)
Valuation allowance	36,722	9,107	6,354
Foreign tax credit, net of foreign provision	(3,015)	(485)	(1,701)
State tax benefit, net of federal	(2,736)	(1,726)	(273)
Uncertain tax positions	3,173	4,230	990
Permanent differences	(305)	274	(710)
Other	(405)	(93)	284
Foreign tax rate differential	12	(1,511)	(359)
Actual provision for income taxes	$11,152	$13,308	$1,901

21

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertain income tax positions in accordance with ASC 740. The Company recognizes uncertain tax positions when, notwithstanding the Company’s belief that its tax return positions are supportable, the Company believes that certain positions may not be fully sustained based on the technical merits upon review by tax authorities. Each period, the Company assesses uncertain tax positions for recognition, derecognition and measurement. Tax benefits from uncertain tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement—the more-likely-than-not recognition threshold. Where it has been determined that the Company’s tax return filing position does not satisfy the more-likely-than-not recognition threshold, no tax benefits have been recorded.

At December 31, 2015 and 2014, the Company has liabilities related to its uncertain tax positions, including accrued interest, of approximately $5.3 million and $2.9 million, respectively, which are included in Other non-current liabilities within the Consolidated Balance Sheets.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was approximately $4.4 million and $2.2 million at December 31, 2015 and 2014, respectively. The remaining uncertain tax benefits are shown as a reduction to net operating loss carryforwards, for which the resultant net deferred tax asset has a full valuation allowance against it. The federal net operating loss carryforwards were reduced by $0.8 million, $3.9 million and $0.6 million for uncertain tax benefits during the years ended December 31, 2015, 2014 and 2013, respectively. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding accrued interest, is as follows:

(U.S. dollars in thousands)	2015	2014	2013
Unrecognized tax benefits beginning balance	$19,565	$14,631	$13,461
Additions related to prior period tax positions	2,073	-	-
Additions related to current period tax positions	1,232	4,934	1,170
Decreases from prior period positions	-	-	-
Decreases from lapse of statute of limitations	-	-	-
Decreases related to audit settlements	-	-	-
Unrecognized tax benefits ending balance	$22,870	$19,565	$14,631

The Company recognizes interest expense and penalties accrued on unrecognized tax benefits in Income tax expense within the Consolidated Statements of Operations and Comprehensive Loss. The Company recorded interest expense and penalties related to income taxes of $0.2 million, $0.1 million, and $0.2 million during the years ended December 31, 2015, 2014 and 2013, respectively in Interest expense within the Consolidated Statements of Operations and Comprehensive Loss. At December 31, 2015 and 2014, the Company recorded accrued expenses related to interest and penalties of $0.9 million and $0.7 million, respectively, in Other non-current liabilities within the Consolidated Balance Sheets.

The Company is also subject to ongoing tax examinations in various jurisdictions. The Company’s ongoing assessments of the more-likely-than-not outcomes of the examinations and related tax positions requires judgment and can increase or decrease the effective tax rate, as well as impact the Company’s operating results. The specific timing of when the resolution of each tax position will be reached is uncertain. As of December 31, 2015, the Company does not believe that there are any unrecognized tax benefits for which it is reasonably possible to significantly increase or decrease within the next 12 months.

The Company and certain of its subsidiaries are subject to U.S. Federal income tax as well as income tax of multiple state, local, and foreign jurisdictions. The Company currently has state and foreign tax years open from the years ended December 31, 2010 through December 31, 2015. The Company is currently under U.S. Federal income tax

22

Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

examination for the years ended December 31, 2011 and December 31, 2012 for which the statute has been extended.

Deferred Taxes

The Company has not provided deferred taxes on approximately $5.4 million of undistributed earnings of the Company’s foreign subsidiaries at December 31, 2015. Those undistributed earnings have been determined to be indefinitely reinvested and the Company currently does not plan to initiate any action that would precipitate a deferred tax impact. At this point in time it is not practical to estimate the potential deferred tax impact, as there is a significant amount of uncertainty with respect to determining the amount of foreign tax credits as well as any additional local tax withholding tax and other indirect tax consequences that may arise from the distribution of these earnings.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its deductible temporary differences and carryforwards. At this time, based on current facts and circumstances, management believes that it is not more likely than not that the Company will realize the benefit for its net U.S. and state and local deferred tax assets excluding the deferred tax liability on its indefinite lived intangible assets, and a valuation allowance has been recorded on the same.

The Company has operations in federal and certain state and local and foreign jurisdictions that on a hypothetical separate business basis would have tax credit and net operating loss carryforwards. The operations of the Company were included in the consolidated federal and certain combined/unitary state income tax returns of the Parent for all periods presented. Such inclusion results in utilization of losses and tax credits each year to offset the tax liability of other members of the Parent’s federal consolidated and state combined/unitary group that are not included in these consolidated financial statements. Accordingly, these carryforwards may not all be available for use in the future. At December 31, 2015, if the Company was a separate taxpayer and a standalone enterprise, the Company would have U.S. federal net operating loss carryforwards of approximately $437.0 million that will begin to expire in 2021. The Company also has net operating loss carryforwards in New York and New York City of approximately $209.6 million and $441.8 million, respectively, which begin to expire in the year ended December 31, 2035. The remaining carryforwards are other state and foreign net operating loss carryforwards.

12.	Capital Stock

Common Stock

As of December 31, 2015 and 2014, the Company’s capital stock consists of 6,000 shares issued and outstanding at a par value of $0.01. Each share of common stock entitles the holder to one vote. All shares of capital stock of the Company will be junior in rank to the preferred stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company. The common stock holders will be entitled to receive dividends if and when declared by the Company's Board of Directors.

Preferred Stock

As of December 31, 2015 and 2014, the Company’s preferred stock consists of 1,000 shares issued and outstanding at a par value of $0.01. The preferred stock is non-voting and non-convertible with cumulative dividends equal to a rate of $15.0 thousand per share per year.

The preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the preferred stock will rank senior to the common stock with respect to the payment of distributions.

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Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The Company has not declared or paid dividends on preferred stock since December 31, 2005. The Company has no accrued dividends at December 31, 2015 and 2014.

13.	Commitments and Contingencies

Leases

The following schedule sets forth the future minimum rental payments for operating leases having non-cancelable lease periods in excess of one year as of December 31, 2015:

Years Ending December 31,	Amount
(U.S. dollars in thousands)
2016	$35,152
2017	34,572
2018	33,788
2019	32,757
2020	26,043
2021 and thereafter	49,192
$211,504

Rent expense on the above operating leases for the years ended December 31, 2015, 2014 and 2013 was approximately $45.0 million, $47.3 million and $43.0 million, respectively, including contingent rentals of $0.7 million, $1.2 million and $1.5 million in each respective fiscal year.

As of December 31, 2015, the Company had $39.9 million of open inventory purchase order commitments. The terms of these purchase order commitments are less than one year in duration.

Legal Proceedings

In addition to the legal matters described below, the Company is involved from time to time in routine legal matters and litigation incidental to its business. Although the outcome of any such matters and litigation cannot be determined with certainty, management is of the opinion that the final outcome of these matters and litigation will not have a material effect on the Company's Consolidated Balance Sheets and Consolidated Statements of Operations and Comprehensive Loss.

Intern Class Action

On August 28, 2013, a former intern with The Donna Karan Company LLC filed a claim in New York State Supreme Court against Donna Karan Studio LLC and Donna Karan International Inc. The Donna Karan Company Store LLC and The Donna Karan Company LLC have since been correctly substituted, asserting claims under New York State law on the former intern’s own behalf and on behalf of a putative class of individuals who held internships from August 28, 2007 to the present, that the interns were misclassified and should have been paid as “employees” in accordance with New York State wage and hour laws. The complaint sought class-wide damages including, among other things, unpaid wages, liquidated damages, interest and attorneys’ fees.

In August 2016, the parties executed a settlement agreement and a motion has been filed in court seeking preliminary approval of the settlement, which contemplates payments to former interns on a claims-made basis, payment of fees to the named plaintiff’s attorneys, a service payment to the named plaintiff and a payment to a claims administrator that will manage the settlement for an amount up to $0.6 million. The motion for preliminary approval has not yet been scheduled.

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Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Italian Case

In 2003, a suit was brought against The Donna Karan Company LLC in the Civil Tribunal of Florence, Italy. The suit involves a dispute arising from the termination of an agreement with a former buying agent. The former buying agent requests damages for alleged (i) improper notice of termination; (ii) indemnity payment for termination of an agency agreement, (iii) unpaid commissions for orders placed in breach of the agreement; and (iv) other unspecified damages. The Company counterclaimed for damages for alleged breaches of the agreement.

In March 2013, the plaintiff brought the action in the Civil Tribunal Court of Florence.  In February 2014, the Court dismissed the case for lack of jurisdiction on the basis that the disputed contract is not an agency agreement and, as a result, the Italian provision on agency which allegedly excludes the arbitrarily of agency disputes does not apply. In September 2014, the plaintiff challenged the decision of the first instance Court of Florence. By decision in April 2015, the Court of Appeal of Florence declared that the plaintiff’s appeal was not admissible and confirmed the first instance decision.

In June 8, 2015, the former buying agent challenged both the decisions of the first instance court and of the Court of Appeal of Florence before the Supreme Court of Cassation of Italy, asking the court to ascertain that the arbitral clause included in the disputed contract is not valid and effective and to establish that its claim falls within the jurisdiction of Italian Courts. The Supreme Court of Cassation of Italy held the final hearing for discussion on October 25, 2016. A decision from this hearing is pending.

For the matters disclosed above, in view of the inherent difficulty of predicting the outcome of litigation, claims and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be.

14.	Employee Benefit Plans

Defined Contribution Plans

The Company maintains a 401(k) plan (the “Plan”) and trust for U.S. based non-union employees. The Company matches 50.0% of the first 7.0% of the participant’s contributed pay for a maximum amount of 3.5% of a participant’s eligible compensation. The Company made matching contributions of approximately $1.3 million in each of the years ended December 31, 2015, 2014 and 2013, respectively.

Multi-employer Pension Plan

Certain of the Company’ U.S. union employees participate in a defined benefit pension plan sponsored by Board of Trustees – National Retirement Fund, which include participants of other employers. The Company accounts for the Pension Plan of the National Retirement Fund (the ‘Retirement Fund’) as multi-employer benefit plan. The Plan’s Employer Identification Number (‘EIN’) is 13-6130178. Accordingly, the Company does not record an asset or liability to recognize the funded status of the plan. The Company recognizes a liability only for any required contributions to the plan that are accrued and unpaid at the balance sheet date. The related pension expenses allocated to the Company are based on pensionable compensation of active participants. The Company contributes to the plan under the terms of collective-bargaining agreements that cover certain of its union-represented employees. The collective bargaining agreement expires in May 2019.

The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan being borne by its remaining participating employers.

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Donna Karan International Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The financial health of a multiemployer plan is defined by the Pension Protection Act of 2006. The funded status of the plan is certified by the plan’s actuary. Plans are in “endangered” status if the funded percentage is less than 80.0% funded, “critical” status if less than 65.0% funded and “critical and declining” status if it is in “critical” status and is projected to become insolvent within 15 years (or within 20 years if a special rule applies). If a pension plan enters “endangered” status, the trustees of the plan are required to adopt a funding improvement plan. Similarly, if a pension plan enters into “critical” status or “critical and declining” status, the trustees of the plan are required to adopt a rehabilitation plan. Funding improvements and rehabilitation plans establish steps and benchmarks for pension plans to improve their funding status over a specified period of time. The plan sponsor of a plan in “critical and declining” status may apply for approval to amend the plan to reduce current and future payment obligations to participants and beneficiaries.

As of January 1, 2015 the Plan was 71.5% funded. The plan was in “critical” status in the plan year ending December 31, 2015 because the Plan was in “critical” status in the prior plan year and the Plan is projected to have an accumulated funding deficiency within nine years as of December 31, 2015. In an effort to improve the Plan’s funding situation, the trustees adopted a rehabilitation plan effective April 1, 2010 and amended in 2012 and 2014 containing contribution rate increases and future benefit accrual reductions.

As of December 31, 2014 the Company was not listed as providing more than 5.0% of total contributions of the Plan. Total contributions made by the Company to the Plan for the fiscal years ended December 31, 2015, 2014 and 2013 were approximately $0.4 million. As of December 31, 2015 and 2014 the Plan’s net assets were $2,276.6 million and $2,449.9 million, respectively. As of December 31, 2015 and 2014, the Plan’s accumulated benefit obligations were $11.0 million and $11.5 million.

15.	Subsequent Events

The consolidated financial statements of the Company are derived from the financial statements of the Parent, which issued its annual financial statements for the year ended December 31, 2015 on February 12, 2016. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 12, 2016. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these consolidated financial statements, November 22, 2016, for purposes of disclosure of unrecognized subsequent events.

On July 25, 2016, G-III announced their intention to acquire all of the outstanding capital stock of the Company pursuant to a Stock Purchase Agreement dated July 22, 2016 between G-III and the Parent. The closing is subject to certain closing conditions. On November 11, 2016, G-III notified the Parent of the intent to elect under section 338 (h) (10) of the Internal Revenue Code which effectively changed the treatment of G-III's acquisition of the Company from a stock transaction to an asset transaction for tax purposes.

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